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ADM Board of Directors Nominates AECOM Chairman and CEO Michael S. Burke to Board

CHICAGO, March 23, 2018—Archer Daniels Midland Company (NYSE: ADM) today announced that its Board of Directors has nominated Michael S. Burke to stand for election to the board at the company’s upcoming annual shareholders’ meeting on May 3, 2018.

Burke is chairman and CEO of AECOM, which designs, builds, finances and operates infrastructure assets in more than 150 countries. Prior to his current position, Burke served as AECOM’s senior vice president of corporate strategy; chief corporate officer; chief financial officer; and president. Before joining AECOM in 2005, he served in a variety of leadership positions at accounting firm KPMG LLP.

“Mike’s deep expertise and leadership experience would make him a tremendously valuable addition to ADM’s Board of Directors,” said Chairman and CEO Juan Luciano. “If elected by our shareholders, Mike will bring to the board his experience as CEO of a global Fortune 500 company, as well as an extensive background in accounting and finance. ADM would benefit greatly from Mike’s leadership, and I am eager to work with him as we continue to execute our strategy.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with approximately 31,000 employees serving customers in more than 170 countries. With a global value chain that includes approximately 500 crop procurement locations, 270 ingredient manufacturing facilities, 44 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484